Exhibit 4.1
USD 45,000,000
TERM LOAN AGREEMENT
for
Kommandor LLC
as Borrower
provided by
The Financial Institutions
listed in Schedule 1
as Lenders
with
Nordea Bank Norge ASA
as Arranger
Nordea Bank Norge ASA
as Agent
and
Nordea Bank Finland Plc.
as Swap Bank
Dated 13 June 2007

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	THE FACILITY	14
3	PURPOSE	15
4	CONDITIONS PRECEDENT	15
5	DRAWDOWN	15
6	REPAYMENT	16
7	PREPAYMENT AND CANCELLATION	16
8	INTEREST	18
9	INTEREST PERIODS	19
10	CHANGES TO THE CALCULATION OF INTEREST	19
11	FEES	20
12	TAX GROSS-UP AND INDEMNITIES	20
13	INCREASED COSTS	21
14	OTHER INDEMNITIES	22
15	MITIGATION BY THE LENDERS	23
16	COSTS AND EXPENSES	24
17	SECURITY	24
18	REPRESENTATIONS AND WARRANTIES	25
19	INFORMATION UNDERTAKINGS	29
20	FINANCIAL COVENANTS	30
21	GENERAL UNDERTAKINGS	31
22	VESSEL COVENANTS	33
23	EVENTS OF DEFAULT	37
24	CHANGES TO THE PARTIES	40
25	ROLE OF THE AGENT AND THE ARRANGER	42
26	SHARING AMONG THE FINANCE PARTIES	46
27	PAYMENT MECHANICS	48
28	SET-OFF	49
29	NOTICES	49
30	CALCULATIONS	49
31	MISCELLANEOUS	51
32	GOVERNING LAW AND ENFORCEMENT	52

SCHEDULES
1	Lenders and Commitments

2	Conditions Precedent

3	Form of Drawdown Notice

4	Form of Selection Notice

5	Form of Compliance Certificate

6	Form of Transfer Certificate

7	Form of Assignment Agreement

THIS TERM LOAN AGREEMENT is dated 13 June 2007 and made between:
(1)	Kommandor LLC of Corporation Trust Center, 1209 Orange Street, City of Wilmington, Delaware, USA, as borrower (the “Borrower”);
(2)	The banks and financial institutions listed in Schedule 1, as original lenders (together, the “Lenders”);
(3)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as facility agent (the “Agent”);
(4)	Nordea Bank Norge ASA of Middelthunsgt. 17, N-0368 Oslo, Norway, organisation number 911 044 110, as arranger (the “Arranger”); and
(5)	Nordea Bank Finland Plc. of TO1, FIN-00020 Nordea, Helsinki, Finland, as swap bank (the “Swap Bank”).
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Account Pledge” means the pledge over the Earnings Account and any other accounts as agreed between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Bank) as security for the Borrower’s obligations under this Agreement and any Swap Agreement, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Bank).

“Additional Conversion” means the Bareboat Charterer’s conversion of the Vessel into a floating production unit by installing the TPF on top of the Vessel’s deck.

“Agreement” means this term loan facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Assignment Agreement” means the assignment agreement collateral to this Agreement to be made between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Bank) for the first priority assignment of the Earnings and Insurances, as security for all amounts due from time to time under this Agreement and any Swap Agreement, substantially in the form set out in Schedule 7 (Form of Assignment Agreement).

“Availability Period” means the period from and including the date of this Agreement up to and including 31 March 2008.

“Available Commitment” means a Lender’s Commitment less the amount of its participation in the Loan outstanding.

“Bareboat Agent” means Bank of America N.A., as Administrative Agent for the Bareboat Lenders.

“Bareboat Charterer” means Helix Energy Solutions Group, Inc., a Minnesota corporation	.

“Bareboat Charterer Security” means:
a)	the Bareboat Charterer Share Pledge;
b)	the UCCI Charge; and
c)	the Second Mortgage.
“Bareboat Charterer Share Pledge” means the pledge (such pledge to have first priority if required by the Bareboat Agent (on behalf of the Bareboat Lenders) by the Bareboat Charterer of all of its shares in the Borrower in favour of the Bareboat Agent (on behalf of the Bareboat Lenders) as security for its obligations under the Bareboat External Funding.

“Bareboat Charterer Undertaking” means an undertaking from the Bareboat Charterer in favour of the Agent (on behalf of the Finance Parties) relating to certain matters relating to the Bareboat Charterer, the Vessel and the operation of the Vessel, in form and substance satisfactory to the Agent.

“Bareboat Charterparty” means the bareboat charterparty to be made between the Borrower (as owner) and the Bareboat Charterer prior to the Drawdown Date for the bareboat charter of the Vessel to the Bareboat Charterer for a period of ten (10) years, commencing on the Delivery Date at a daily net charter hire in USD of not less than zero point four per thousand (0.4 ‰) of the Project Cost, in form and substance as approved by the Agent (on behalf of the Finance Parties and the Swap Bank).

“Bareboat Charterparty Assignment” means the deed of assignment collateral to this Agreement for the first priority assignment of the Bareboat Charterparty to be made between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Bank) as security for the Borrower’s obligations under this Agreement and any Swap Agreement(s), in form and substance as approved by the Agent (on behalf of the Finance Parties and the Swap Bank).

“Bareboat External Funding” means the Credit Agreement dated as of 30 July 2006 among the Bareboat Charterer as borrower, the Bareboat Lenders and the Bareboat Agent.

“Bareboat Facility” means the facility provided by the Bareboat Charterer to the Borrower as a part of the pre-delivery financing of the Vessel, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Bank).

“Bareboat Lenders” means the lenders providing the Bareboat External Funding.

“Break Costs” means the amount (if any) by which:
a)	the interest which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period, less the Margin for such period on such amounts; exceeds
b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 27 (Payment mechanics)).
“Closing Date” means a date on which all Finance Documents have been agreed and signed, however no later than 15 March 2007.
“Commitment” means:
a)	in relation to a Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 24.2 (Assignments and transfers by the Lenders); and
b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 24.2 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Company” means, at any given time in relation to the Vessel, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate).

“Conversion Contract” means the conversion contract dated 7 April 2006 as subsequently amended and assigned from time to time between Hays Maritime DK ApS (and subsequently assigned to the Borrower) and the Yard for the conversion of the Vessel into an offshore construction vessel and for the redelivery by the Yard of the Vessel following the conversion.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date the Vessel is actually redelivered to the Borrower under the Conversion Contract, such redelivery being scheduled to occur in October 2007.

“DOC” means in relation to the Technical Manager (if any) or the Bareboat Charterer a valid document of compliance issued to the Technical Manager (if any) of the Bareboat Charterer pursuant to paragraph 13.2 of the ISM Code.

“Drawdown Date” means the Delivery Date or, as the context requires, the date on which the Loan is actually made.

“Drawdown Notice” means the notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use of or operation of the Vessel, including (but not limited to):

a)	all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under the Bareboat Charterparty or any other charter or agreement for the employment, use, possession, management and/or operation of the Vessel;
b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of the Vessel;
c)	compensation payable to the Borrower in the event of any requisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;
d)	remuneration for salvage, towage and other services performed by the Vessel payable to the Borrower;
e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;
f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;
g)	if and whenever the Vessel is employed on terms whereby any moneys falling within litra a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel; and
h)	any other money whatsoever due or to become due to the Borrower from third parties in relation to the Vessel, or otherwise.
“Earnings Account” means USD account no. 8911013002 with Nordea Bank Finland Plc, New York Branch and USD account no. 8911012002 with Nordea Bank Finland Plc, Grand Cayman Branch, or any other account agreed between the Borrower and the Agent, of the Borrower with the Agent to which all the Earnings shall be paid.
“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.
“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.
“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower and/or the Bareboat Charterer conduct business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility).
“Fee Letter” means the letter dated 28 September 2006 between the Arranger and the Borrower (or the Agent and the Borrower) setting out any fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the day falling seven (7) years (eighty-four (84) months) after the Delivery Date.
“Finance Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, the Fee Letter, the Bareboat Charterer Undertaking and any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein.
“Finance Party” means the Agent, the Arranger and the Lenders.
“Financial Indebtedness” means any indebtedness for or in respect of:
a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility;
c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instruments;
d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
i)	any amount raised by the issue of redeemable shares;
j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such agreement is to raise finance; and
k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Financial Support” means the making of any (whether actual or contingent) loans, credit or guarantee, indemnity or other assurance against financial loss to or for the benefit of any person, or otherwise voluntarily assume any liability in respect of any obligation of any other person.
“FPU Equipment” means, following the Additional Conversion, the TPF and other assets attached, installed or rigged on the Vessel from time to time.

“Free Cash” means the amounts (expressed in USD or USD equivalent) which are standing to the credit of current and deposit accounts with the Agent, excluding any amounts to which the right of access or use is blocked or restricted (whether by way of encumbrances or otherwise).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).
“Intercreditor Agreement” means the intercreditor agreement made or to be made between the Borrower, the Agent, the Lenders, the Arranger, the Swap Bank, the Bareboat Charterer and the Bareboat Agent on behalf of the Bareboat Lenders, covering among other things the matters set forth in Clause 17.3 (Intercreditor Agreement) hereof.
“Interest Payment Date” means the last Business Day of each Interest Period.
“Interest Period” means, in relation to the Loan, each of the successive periods determined in accordance with Clause 9.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.
“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.
“Lenders” means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means for any Interest Period:
a)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the Reuters’ page LIBOR01, published or reported by Reuter’s through its monitor service or any equivalent successor to such service at or about 11:00 hours (London time) on the applicable Quotation Day; or
b)	if no such rate is available, the rate per annum at which the Lenders are able to acquire USD for the relevant Interest Period in the London interbank Euro-currency market at or about 11:00 hours (London time) on the applicable Quotation Day, as conclusively certified by the Agent to the Borrower.

“Loan” means the lower amount of (i) the amount equal to sixty per cent (60%) of the Project Cost and (ii) USD 45,000,000, or as the context requires, the aggregate principal amount outstanding under this Agreement from time to time.
“Majority Lenders” means:
a)	if there is no Loan outstanding, a Lender or Lenders whose Commitments aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments immediately prior to the reduction); or
b)	at any time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 51% of the Loan then outstanding.
“Margin” means zero point ninety-five per cent (0.95%) per annum.
“Market Value” means the aggregate fair market value of the Vessel, being the average of valuations of the Vessel obtained from two (2) reputable and independent ship brokers, to be appointed by the Agent, with or without physical inspection of the Vessel (as the Agent may require, but no physical inspection shall be required following the Additional Conversion) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.
“Material Adverse Effect” means a change in the business, assets or financial position of the Borrower which in the Majority Lenders’ reasonable opinion will adversely affect the ability of the Borrower to comply with its obligations under the relevant Finance Documents.
“Mortgage” means the first priority mortgage (and any deed of covenants collateral thereto), to be executed and recorded by the Borrower against the Vessel in the Ship Registry in favour of the Agent (on behalf of the Finance Parties and the Swap Bank), in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Bank).
“New Lender” has the meaning set out in Clause 24 (Changes to the Parties).
“Operating Agreement” means the operating agreement dated 5 October 2006 between the Partners regarding their joint ownership of the Borrower.
“Original Financial Statements” means the opening balance sheet of the Borrower as of 31 December 2006 prepared in accordance with GAAP.
“Partners” means Rømø and the Bareboat Charterer.
“Party” means a party to this Agreement (including its successors and permitted transferees).
“Project Cost” means the project cost for the purchase price of the Vessel, the conversion of the Vessel under the Conversion Contract, owner’s delivery and related costs (including, but not limited to, finance, insurance and supervision costs), such project cost estimated at USD 75,000,000 and with any project costs in excess of USD 75,000,000 to be covered by capital contributions from the Partners, subject to the limits set forth in the Operating Agreement.
“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

“Rømø” means Kommandør Rømø A/S of Denmark.
“Second Mortgage” means the second priority mortgage and any deed of covenants collateral thereto, to be executed and recorded by the Borrower against the Vessel in the Ship Registry in favour of the Bareboat Agent as security for the Bareboat External Funding, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Bank).
“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 17 (Security).
“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.
“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower, the other Finance Parties and the Swap Bank that:
a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents and any Swap Agreement have been paid;
b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents and/or any Swap Agreement;
c)	the Borrower has no future or contingent liability under any provision of this Agreement, the other Finance Documents and/or any Swap Agreement; and
d)	the Agent, the Majority Lenders and the Swap Bank in their reasonable discretion do not consider that there is a significant risk that any payment or transaction under a Finance Document and/or any Swap Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document and/or any Swap Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document.
“Selection Notice” means a notice substantially in the form set forth in Schedule 4 (Form of Selection Notice) given in accordance with Clause 9.1 (Selection of Interest Periods).
“Share Pledge” means the first priority pledge by Rømø of all of its shares in the Borrower in favour of the Agent (on behalf of the Finance Parties and the Swap Bank) as security for all amounts due from time to time under this Agreement and any Swap Agreement, in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Swap Bank) (such pledge (i) not to apply to or (ii) only to rank second priority, in respect of the Bareboat Charterer’s shares in the Borrower).
“Ship Registry” means the Bahamas Ship Registry, in which the Vessel shall be registered, or such other ship registry as approved by the Agent in writing.
“SMC” means a valid safety management certificate issued for the Vessel pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.
“Subordinated Loan Agreement” means the subordinated loan agreement dated 31 October 2006 between Rømø and the Borrower whereby Rømø has made available a loan in the amount of USD 5,000,000 to the Borrower as a part of the pre-delivery financing of the Vessel.
“Swap Agreement” means any interest rate or currency swap agreement or agreements, hereunder any ISDA Master Agreement and any schedules and confirmations thereto, to be made between the Borrower and the Swap Bank in relation to interest and currency hedging for a hedging line of up to USD 3,000,000.
“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:
a)	the net income, profits or gains of that Finance Party world wide; or
b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.
“Technical Management Agreement” means any agreement entered into between the Bareboat Charterer and the Technical Manager for the technical management of the Vessel.
“Technical Manager” means such technical manager as approved by the Agent (on behalf of the Lenders) (if any).
“Total Commitments” means the aggregate of the Commitments, being the lower amount of (i) the amount equal to sixty per cent (60%) of the Project Cost and (ii) USD 45,000,000, at the date of this Agreement.
“Total Loss” means, in relation to the Vessel:
a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel; and
b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.
“Total Loss Date” means:
a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or
c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
“TPF” means the production facility to be installed on the top of the Vessel’s deck by the Bareboat Charterer for separation of oil and gas, following the Delivery Date
“Transaction Documents” means the Finance Documents, the Conversion Contract, the Bareboat Charterparty, the Technical Management Agreement (if any), the Subordinated Loan Agreement, the Operating Agreement and the Swap Agreement, together with the other documents contemplated herein or therein.
“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in respect of a Transfer (as defined in Clause 24.2 (Assignments and transfers by Lenders)), the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“UCCI Charge” means the first priority charge to be executed and registered by the Borrower over the FPU Equipment in favour ofthe Bareboat Agent as security for the Bareboat External Funding.
“USD” means United States Dollars, being the lawful currency of the United States of America.
“VAT” means value added tax.
“Vessel” means MV “Karl” (t/b/r “Helix Producer 1”), a 1986 built train ferry to be rebuilt to an offshore construction support vessel of 18,800 dwt, 161m length and 29m beam to be delivered to the Borrower from the Yard under the Conversion Contract in October 2007 and registered in the name of the Borrower in the Ship Registry.
“Yard” means Brodogradiliste Viktor Lenac d.d. u. stecaju, Croatia.
1.2	Construction
In this Agreement, unless the context otherwise requires:
a)	Clause and Schedule headings are for ease of reference only;

b)	words denoting the singular number shall include the plural and vice versa. In particular, for so long as Nordea Bank Norge ASA is the only Lender, references to “Lenders” or “Majority Lenders” shall be construed as a reference to Nordea Bank Norge ASA;
c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;
d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
e)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;
f)	a Default is “continuing” if it has not been remedied or waived;
g)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and
h)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).
2	THE FACILITY
2.1	Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a USD secured term loan facility in the aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents with respect to notices to the Borrower in respect of Events of Default and the prosecution of claims for a deficiency judgement if the proceeds from the Security Interest provided to the Finance Parties is insufficient to repay the Unpaid Sum due to such Finance Party in full. The Finance Parties agree that unless and until the Agent has transferred its rights and obligations to the Finance Parties in writing, the Finance Parties shall not seek to enforce any Security Interest hereunder except to exercise any right of setoff such Finance Party may have in respect to deposits of the Borrower.

3	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it hereunder towards refinancing the subordinated loan under the Subordinated Loan Agreement and the Bareboat Facility and for the long term financing of the Vessel, however always limited to an amount equal to the lower of (i) USD 45,000,000 and (ii) 60% of the Project Costs.
3.2	Monitoring
Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	CONDITIONS PRECEDENT
4.1	Initial conditions precedent
a)	At the time of signing of this Agreement, the Borrower shall deliver the documents and other evidence listed in Schedule 2 Part I (Condition precedent – Signing) to the Agent, in form and substance satisfactory to the Agent (acting reasonably).
b)	The Borrower may not deliver a Drawdown Notice unless the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 2 Part II (Conditions precedent — Drawdown) other than the documents listed in items 3a, 3g) and 4g) which shall be delivered at the Drawdown Date at the latest, in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Drawdown Notice and on the proposed Drawdown Date:
a)	no Default is continuing or would result from the proposed Loan; and
b)	the representations and warranties contained in Clause 18 (Representations and warranties) deemed to be repeated on those dates are true and correct in all material respects.
4.3	Maximum number of drawings
The Facility may be drawn in one amount only.
4.4	Waiver of conditions precedent
The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders).
5	DRAWDOWN
5.1	Delivery of the Drawdown Notice
The Borrower may utilise the Loan by delivering to the Agent the duly completed Drawdown Notice no later than 10:00 hours (London time) three (3) (and if parts of the Facility is syndicated to lenders other than Nordea Bank Norge ASA, four (4)) Business Days prior to the proposed Drawdown Date.

5.2	Completion of the Drawdown Notice
The Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:
a)	the proposed Drawdown Date is a Business Day within the Availability Period;
b)	the currency specified is USD and the amount of the proposed Loan is an amount which is not more than the Total Commitments; and
c)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Availability
Any amount of the Total Commitments not utilised by the expiry of the Availability Period shall automatically be cancelled at close of business in Oslo on such date.
5.4	Lenders’ participation
Upon receipt of the Drawdown Notice, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 10:00 hours (London time) on the Drawdown Date make available to the Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the Drawdown Notice.
6	REPAYMENT
6.1	Repayment
The Borrower shall repay the Loan in twenty-eight (28) quarterly consecutive instalments, each being in an amount equal to 1/28 of the amount of the Facility, the first instalment falling due three (3) months after the Delivery Date. Any principal amount outstanding shall be due and payable together with the final instalment at the Final Maturity Date, as well as all other sums due and outstanding hereunder at such date.
6.2	Re-borrowing
The Borrower may not re-borrow any part of the Loan which is repaid.
7	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – Total Loss or sale
If the Vessel is sold (or otherwise disposed of), becomes a Total Loss, the Bareboat Charterparty is terminated for whatever reason or early termination fees are paid under the Bareboat Charterparty, the Borrower shall be obliged to prepay the Loan:
a)	in case of a sale (or other disposal), on or before the date on which the sale (or disposal) is completed by delivery of the Vessel to the buyer; or
b)	in the case of a Total Loss, on the earlier of the date falling one hundred and twenty (120) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties and the Swap Bank) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the Vessel, within sixty (60) days after the occurrence of such requisition of title); or
c)	in the case of early termination fees under the Bareboat Charterparty, at the payment date for such early termination fees.

7.2	Mandatory prepayment – illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
b)	the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with litra a) above;
c)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and
d)	the Borrower shall prepay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.3	Voluntary prepayment
The Borrower may, on the last day of an Interest Period, if it gives the Agent not less than ten (10) Business Days’ prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount of minimum USD 250,000 and in integral multiples of USD 250,000).
7.4	Voluntary cancellation
The Borrower may, on the last day of an Interest Period, if it gives the Agent not less than ten (10) Business Days’ prior notice, cancel the whole or any part (but if in part, being in a minimum amount of USD 250,000 and in integral multiples of USD 250,000) of the Total Commitments.
Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under the Facility.
7.5	Terms and conditions for prepayments and cancellation

7.5.1	Irrevocable notice
Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.
7.5.2	Additional payments
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 10.3 (Break Costs), without premium or penalty.
7.5.3	No re-borrowing
The Borrower may not re-borrow any part of the Loan which is prepaid.
7.5.4	Time of prepayment and cancellation
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.5.5	No reinstatement
No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
7.5.6	Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.
7.5.7	Application
Any amount prepaid pursuant to this Clause 7 shall be applied against the remaining instalments set forth in Clause 6.1 (Repayment) in inverse order of maturity and shall reduce rateably each Lender’s participation in the Loan.
8	INTEREST
8.1	Calculation of interest
The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
a)	the Margin; and
b)	LIBOR.
Effective interest pursuant to the Norwegian Financial Agreement Act 1999 has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.
8.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).
8.3	Default interest
If the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods
a)	The Borrower may select an Interest Period for the Loan in the Drawdown Notice or (if the Loan has already been borrowed) in a Selection Notice.
b)	Each Selection Notice is irrevocable and must be received by the Agent not later than 11:00 hours (London time) one (1) Business Day before the Quotation Day for that Interest Period.
c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with litra b) above, the relevant Interest Period will be three (3) months.
d)	The Borrower may select an Interest Period of one (1), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders).
e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.
f)	Each Interest Period for the Loan shall start on the Drawdown Date or (if already made) on the first day after its preceding Interest Period.
9.2	Non-Business Day
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3	Notification of Interest Periods
The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 9.
10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Market disruption
a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
b)	In this Agreement, “Market Disruption Event” means:
(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent (50.00%) of the Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
10.2	Alternative basis of interest or funding
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause 10.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.3	Break Costs
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum. If the Lender(s) receives a gain as a result of the breaking of the Lender’s financing in connection with a prepayment of the Facility or a part thereof under Clause 7.1 (Mandatory prepayment – Total loss or sale) or 7.2 (Mandatory prepayment – illegality), the Lender(s) shall pay such gain to the Borrower when the gain is received by the Lender(s).
Each Lender shall, as soon as reasonably practicable after a demand by the Agent (and the Agent shall be obliged to make such demand upon the Borrower’s request), provide a certificate confirming and documentation for the amount of its Break Cost for any Interest Period in which they accrue.
11	FEES
11.1	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.
11.2	Commitment fee
The Borrower shall pay to the Agent (for distribution among the Lenders) a commitment fee of fifty per cent (50%) per annum of the Margin on the Lenders’ Available Commitment accruing from the Closing Date and up until the Drawdown Date, payable quarterly in arrears, and on the Drawdown Date.
12	TAX GROSS-UP AND INDEMNITIES

12.1	Taxes
12.1.1	No withholding
All payments by the Borrower under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.
12.1.2	Tax gross-up
a)	The Borrower shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

b)	If a Tax deduction or withholding is required by law to be made by the Borrower:
(i)	the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	the Borrower shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.
c)	Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.2	Tax indemnity
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for (a) any Tax on Overall Net Income assessed on a Finance Party, (b) to the extent such loss, liability or cost is compensated under Clause 12.1 (Tax gross-up), (c) any taxes that may arise from a Finance Party’s gross negligence or wilful misconduct.
12.3	VAT
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.
12.4	Exemptions
Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall, at the cost of the Borrower, deliver to the Borrower (with a copy to the Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law and as advised by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower and at the cost of the Borrower, shall deliver such other documentation reasonably requested and advised by the Borrower as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
13	INCREASED COSTS
13.1	Increased Costs
a)	The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements but excluding any effect of the Basel II Accord) or (ii) compliance with any law or regulation made after the date of this Agreement.
b)	In this Agreement, the term “Increased Costs” means:
(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

c)	A Finance Party intending to make a claim pursuant to this Clause 13.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent (and the Agent shall be obliged to make such a demand upon the Borrower’s request), provide a confirmation for and documentation showing the amount of its Increased Costs.
13.2	Exceptions
Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;
b)	compensated for by Clause 12.1 (Tax gross-up) or Clause 12.2 (Tax indemnity);
c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation;
d)	attributable to the financial rating of the Lender’s parent company or companies; or
e)	attributable to the gross negligence of a Finance Party.
14	OTHER INDEMNITIES
14.1	Currency indemnity
a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second

Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

c)	Notwithstanding the foregoing, the Lenders acknowledge that, where feasible, all borrowings and payments hereunder shall be calculated and made in USD.

14.2	Other indemnities
The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any costs, loss or liability incurred by that Finance Party as a result of:
a)	the occurrence of any Event of Default;
b)	a failure by the Borrower to pay any amount due under the Finance Documents on its due date;
c)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Drawdown Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender(s) or the Agent); or
d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower (other than by reason of default or gross negligence by the Lender(s) or the Agent.
14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
a)	investigating any event which it reasonably believes is a possible Event of Default; or
b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.
15	MITIGATION BY THE LENDERS
15.1	Mitigation
Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:
a)	Clause 7.2 (Mandatory prepayment – illegality);

b)	Clause 12 (Tax gross-up and indemnities); and

c)	Clause 13 (Increased costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.
A Finance Party is not obliged to take any steps under this Clause 15.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15.2	Indemnity
The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
If a Finance Party after attempts at mitigation cannot avoid the effect of the matters listed above, the Borrower may ask for (but without any obligation on the Lender) such Lender transferring its interest and obligations hereunder to another Lender or to a third party that shall become a Lender, upon written notice to the Agent.
16	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall promptly on demand pay to the Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, perfection, execution, registration and legal costs of syndication of:
a)	this Agreement and any other documents referred to in this Agreement; and
b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment and enforcement costs, etc
The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
a)	the granting of any release, waiver or consent under the Finance Documents;
b)	any amendment or variation of any of the Finance Documents requested by or related to the Borrower; and
c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
17	SECURITY
17.1	Security — Loan
The Borrower’s obligations and liabilities under this Agreement, including (without limitation) the Borrower’s obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lenders and the Agent in connection with this Agreement, shall at any time until all amounts due to the Lenders and the Agent hereunder have been paid and/or repaid in full, be secured by:
a)	the Mortgage (including the deed of covenants (if any));
b)	the Assignment Agreement;

c)	the Account Pledge;
d)	the Bareboat Charterparty Assignment; and
e)	the Share Pledge.
The Borrower undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties and the Swap Bank) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.
17.2	Security – Swap Agreement(s)
The Agent and the Lenders have agreed that the Borrower’s obligations under the Swap Agreement(s), if any, shall be secured by the Security Documents with the rights of the Swap Bank ranking pari passu with the rights of the Agent (on behalf of the Finance Parties) under the Security Documents as set out in Clause 17.1 (Security – Loan).
17.3	Intercreditor Agreement
The Borrower shall enter into the Intercreditor Agreement which inter alia shall regulate the rights and obligations between the Finance Parties, the Swap Bank and the Bareboat Charterer with regard to inter alia the various Securities Interest under the Finance Documents, the Swap Agreement and the Bareboat External Funding.
The Security Interest granted in favour of the Bareboat Agent (on behalf of the Bareboat Lenders) shall be fully subordinated to and rank in priority after the Security Interest granted in favour of the Agent (on behalf of the Finance Parties and the Swap Bank) under the Finance Documents and the Swap Agreement(s). In case the Bareboat Agent (on behalf of the Bareboat Lenders) seeks to enforce its Security Interest in the FPU Equipment and such enforcement is not contested by the Bareboat Charterer, the Bareboat Agent (on behalf of the Bareboat Lenders) shall, by ten (10) days prior written notice to the Agent, inform the Agent of such enforcement and its intention either to:
a)	have the FPU Equipment removed from the Vessel, in which case the parties shall jointly arrange for the Vessel to be sailed to a pre-agreed safe harbour, whereafter the Bareboat Agent (on behalf of the Bareboat Lenders) shall be entitled, at its sole expense and risk, to safely remove the FPU Equipment from the Vessel within sixty (60) days and restore the Vessel to such condition as it was delivered to the Bareboat Charterer under the Bareboat Charter; or
b)	prepay any outstanding amounts under the Finance Documents and Swap Agreement(s) with a right of subrogation into the Security Interests granted under the Finance Documents and the Swap Agreement.

18	REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each Finance Party as follows at the date of this Agreement:
18.1	Status
The Borrower is a limited liability company, duly organised and validly existing under the laws of Delaware, USA and has the power to own its assets and carry on its business as it is currently being conducted. The Borrower has no subsidiaries.

18.2	Binding obligations
Subject to the legal reservations in the legal opinions referred to in Schedule 2 (Condition precedents), the Transaction Documents to which the Borrower is a party constitute legal, valid, binding and enforceable obligations, and save as provided herein or therein and/or as have been or shall be completed prior to the Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Transaction Documents enforceable against the Borrower, and in respect of the Vessel, for the Mortgage to constitute a valid and enforceable first priority mortgage over the Vessel, save for the registration of the Mortgage with the Ship Registry.
18.3	No conflict with other obligations
The entry into and performance by the Borrower of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:
a)	any law or regulation or any order or decree of any governmental agency or court by which it is bound;
b)	any constitutional documents of the Borrower; or
c)	any agreement or document to which it is a party or by which it or any of its assets are bound.
18.4	Power and authority
The Borrower has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.
18.5	Authorisations and consents
All authorisations, approvals, consents and other matters, official or otherwise, required by the Borrower in connection with the entering into, performance, validity and enforceability of the Transaction Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.
18.6	Taxes
The Borrower has complied with all material taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other amounts due to governments and other public bodies. No material claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies. The Borrower is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.
18.7	No Default
No Event of Default is continuing or might reasonably be expected to result from the making of the Loan. No other event or circumstances is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) might constitute a default under any other agreement or instrument which is binding on the Borrower or to which the Borrower’s assets are subject will have a Material Adverse Effect.

18.8	No misleading information
Any factual information, documents, exhibits or reports relating to the Borrower and which have been furnished to the Finance Parties by or on behalf of the Borrower are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.
18.9	Original Financial Statements
a)	Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Borrower as of the Original Financial Statements.
b)	No undisclosed liabilities. As of the date of the Original Financial Statements, the Borrower had no material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements.
c)	No material change. Since the date of the Original Financial Statements, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower.
18.10	Pari passu ranking
The Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law or principles of equity applying to companies generally.
18.11	No existing Security Interest
No Security Interest exists over the Vessel except:
a)	as described in Clause 17 (Security); and
b)	the Bareboat Charterer Security.
18.12	No immunity
The execution and delivery by the Borrower of each Transaction Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes, and the Borrower will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings in relation to any Transaction Document.
18.13	No winding-up
The Borrower has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.
18.14	Environmental compliance
The Borrower has performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

18.15	Environmental Claims
No Environmental Claim has been commenced or is threatened against the Borrower where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect on the Borrower.
18.16	ISM Code and ISPS Code compliance
Following the Delivery Date, all requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Technical Manager (if any), the Charterer and the Vessel have been complied with in all material respects.
18.17	The Vessel
The Vessel will:
a)	on the Drawdown Date be in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages, the Mortgage and liens permitted under the Mortgage) and the Borrower will be the sole, legal and beneficial owner of the Vessel;
b)	on the Drawdown Date be registered in the name of the Borrower with the Ship Registry under the laws and flag of the relevant jurisdiction;
c)	following the Additional Conversion be operationally seaworthy in every way and fit for service (following the conversion under the Conversion Contract); and
d)	on the Drawdown Date be interim classed with Lloyd’s Register of Shipping free of all overdue requirements and recommendations and following the Additional Conversion finally classed with Lloyd’s Register of Shipping free of all overdue requirements and recommendations.
18.18	No money laundering
The Borrower is acting for its own account in relation to the Loan and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).
18.19	Repetition
The representations and warranties set out in this Clause 18 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated:
a)	on the date of the Drawdown Notice;

b)	on the Drawdown Date;

c)	on the first day of each Interest Period; and

d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 19.2 (Compliance certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

18.20	No other Financial Indebtedness or Financial Support
Except as permitted by this Agreement:
a)	no Financial Indebtedness is outstanding with the Borrower; and
b)	no Financial Support has been granted by the Borrower.
19	INFORMATION UNDERTAKINGS
The Borrower gives the undertakings set out in this Clause 19 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
19.1	Financial statements
The Borrower shall and shall procure that the Partners and the Bareboat Charterer shall, supply to the Agent in sufficient copies for all of the Lenders:
a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of the Borrower’s, the Partners’ and the Bareboat Charterer’s financial years their audited financial statements for that financial year; and
b)	as soon as the same become available, but in any event within ninety (90) days after the end of each quarter of each of the Borrower’s, the Partners’ and the Bareboat Charterer’s financial years, each of their unaudited consolidated financial statements for that financial quarter.
Documents required to be delivered pursuant to this Clause 19.1 with respect to the Bareboat Charterer may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Bareboat Charterer posts such documents, or provides a link thereto on the Bareboat Charterer’s website on the Internet at its website address and has notified the Agent and the Lenders thereof; or (ii) on which such documents are posted on the Bareboat Charterer’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether commercial, third-party website or whether sponsored by the Agent) and the Agent having been notified thereof; provided that: the Bareboat Charterer shall, upon the request of the Agent, deliver paper copies of such documents to the Agent for any Lender that requests paper copies.
19.2	Compliance Certificate
The Borrower shall and shall procure that the Bareboat Charterer shall, supply to the Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower, the Bareboat Charterer, respectively, setting out (in reasonable detail) inter alia computations as to compliance with Clause 20 (Financial covenants) as at the date at which those financial statements were drawn up.
19.3	Requirements as to financial statements
The Borrower shall insure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods. In relation to any set of financial statements, the Borrower shall notify the Agent that there has been a change in GAAP, the accounting practices or reference periods and in such case its auditors shall deliver to the Agent:
a)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods; and

b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the previous financial statements of the Borrower (if any).
19.4	Information — miscellaneous
The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
a)	all material documents dispatched by the Borrower to its shareholders, its creditors generally at the same time as they are dispatched;

b)	immediately upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and/or the Bareboat Charterer, and which might, if adversely determined, have a Material Adverse Effect on the Borrower;

c)	immediately upon becoming aware of them, of any breach by the Bareboat Charterer of any financial covenants under any financing agreement to which the Bareboat Charterer is a party;

d)	immediately, such further information regarding the business, operations, assets and operations (financial or otherwise) of the Borrower and/or the Bareboat Charterer as any Finance Party (through the Agent) may reasonably request.

19.5	Notification of default
The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
19.6	Notification of Environmental Claims
The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower, the Bareboat Charterer or the Vessel; and
b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Bareboat Charterer or the Vessel, where the claim would be reasonably likely, if determined against the Borrower or the Vessel, to have a Material Adverse Effect on the Borrower.
20	FINANCIAL COVENANTS

20.1	Free Cash
The Borrower shall at all times ensure that it has Free Cash of at least USD 250,000.

20.2	Financial testing
The financial covenants set out in Clauses 20.1 (Free Cash) shall be calculated in accordance with GAAP and tested by reference to the latest financial statements (whether audited or unaudited) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).
21	GENERAL UNDERTAKINGS
The Borrower gives the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
21.1	Authorisations etc.
The Borrower shall promptly:
a)	obtain, comply and do all that is necessary to maintain in full force and effect; and
b)	supply certified copies to the Agent (if so requested) of,
any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation which is necessary or required to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.
21.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.
21.3	Pari passu ranking
The Borrower shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law or principles of equity applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.
21.4	Title
The Borrower will hold legal title to and own the entire beneficial interest in the Vessel, the Insurances and the Earnings, free of all Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 21.5 (Negative pledge).
21.5	Negative pledge
The Borrower shall not create or permit to subsist any Security Interest over the Vessel or its equipment (including the FPU Equipment), the Earnings, the Insurances, the shares (or other equity interest) in the Borrower) other than the Security Interest under the Security Documents, the Bareboat Charterer Security, liens permitted under the Mortgage and Security Interests consented to in writing by the Agent (acting upon instruction from the Majority Lenders).
21.6	Shareholder loans
Any shareholder loans shall be fully subordinated to and rank in priority to the Loan and shall be on such terms and conditions as approved in writing by the Agent (on behalf of the Lenders).

21.7	Disposals
The Borrower shall not sell, transfer or otherwise dispose of the whole or any part of its interest in the Vessel or its equipment or the Earnings nor otherwise dispose of all or any part of its assets for an amount exceeding USD 1,000,000 in the aggregate, without the prior written consent of the Agent (on behalf of the Lenders).
21.8	Shareholders and change of control
The Borrower shall not agree to any transfer of shares, the granting of options of ownership or change in ownership of the Borrower without the prior written consent of the Agent (on behalf of the Lenders), save for the exercise of put and call options by the Partners set out in the Operating Agreement.
21.9	Dividend restrictions
Save for the repayment of the loans granted under the Bareboat Facility and the Subordinated Loan Agreement (both with shall be repaid at the Drawdown Date), the Borrower shall not pay, make or declare any dividend whether in cash or in kind or make any other payments (including distribution of cash), grant or repay any loans (including payment of interest and amortisation) or issue any guarantees or otherwise to any of its shareholders (or any affiliates thereof) in respect of any financial year, unless:
a)	in respect of the Bareboat Charterer, the Bareboat Charterer is, and will continue to be upon making such distributions, in compliance with the financial covenants of any of its financial arrangements and the Bareboat Charterer having provided the Agent with a Compliance Certificate with regard to its compliance with such financial covenants; and
b)	in respect of the Borrower, the Borrower has and will maintain Free Cash of at least USD 250,000 following such distributions.
21.10	Change of business, etc.
The Borrower shall ensure that:
a)	no substantial change is made to the general nature of the business of the Borrower;
b)	no change is made to its legal name, organisation or jurisdiction of incorporation; and
c)	no change is made to its fiscal year end date,
than that existing at the date of this Agreement (unless consented to in writing by the Agent (on behalf of the Lenders)).
21.11	No mergers etc.
The Borrower shall not enter into any merger, amalgamation, de-merger, split-up, divest, consolidation with or into any other person or be the subject of any reconstruction without the prior consent of the Agent (on behalf of the Lenders).
21.12	Environmental compliance
The Borrower shall (and shall procure that the Bareboat Charterer shall) comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval and obtain and maintain any Environmental Approval.

21.13	Commercial and technical management
The Borrower shall procure that the Technical Manager (if any) shall continue as technical manager of the Vessel, and there shall be no change to such technical management and/or the Technical Management Agreement (if any) without the prior written consent of the Agent.
21.14	Transaction Documents
The Borrower shall procure that none of the Transaction Documents are amended or terminated, or any waiver or any material terms thereof are agreed thereunder without the prior written consent of the Agent (on behalf of the Finance Parties and the Swap Bank) unless such amendment, termination, waiver or term does not in all material respects affect the Lenders’ rights under the Finance Documents.
21.15	Acquisitions
The Borrower shall not make any acquisition of any shares or securities of a person, or the assets or business of a person, other than in the ordinary course of business or as consented to in writing by the Agent (on behalf of the Majority Lenders).
21.16	Financial Support restrictions
a)	The Borrower shall not incur or allow to subsist any Financial Support.
b)	The restrictions in paragraph a) above do not apply to any Financial Support:
(i)	made, granted or given in the ordinary course of business;

(ii)	consented to in writing by the Majority Lenders.
21.17	Financial Indebtedness restrictions
a)	The Borrower shall not incur, create or permit to subsist any Financial Indebtedness (whether secured or unsecured) other than as incurred under the Finance Documents, the Subordinated Loan Agreement and the Bareboat Facility (which shall, together with any outstanding amount under the Subordinated Loan Agreement, be repaid at the Drawdown Date at the latest).
b)	The restrictions in paragraph a) above do not apply to any Financial Indebtedness consented to in writing by the Majority Lenders.
21.18	Bank accounts
The Borrower shall hold and maintain all its bank accounts (hereunder the Earnings Account) with the Agent or Nordea Bank Finland Plc, New York Branch and ensure that all Earnings are paid to the Earnings Account.
22	VESSEL COVENANTS
The Borrower gives the undertakings set out in this Clause 22 to each Finance Party from the Drawdown Date and such undertakings shall remain in force throughout the Security Period.
22.1	Insurance
a)	The Borrower shall maintain or ensure that the Vessel is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest, War Risk insurances, in such amounts, on such terms and with such insurers as the Agent shall approve. If the Vessel is operated outside of the United States Gulf of Mexico, the Borrower shall, if requested by the Agent, procure appropriate war risk insurance for the area of the Vessel’s operation,
b)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80.00%) of the Market Value of the Vessel (excluding the FPU Equipment) and the aggregate insurance value of the Vessel (except Protection & Indemnity), shall be at least equal to the higher of the Market Value (excluding the FPU Equipment) and one hundred and twenty per cent (120.00%) of the Loan.
c)	The Borrower shall procure that the Agent (on behalf of the Finance Parties and the Swap Bank) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.
d)	Not later than seven (7) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in litra a) have been renewed and taken out in respect of the Vessel with insurance values as required by litra b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties and the Swap Bank) have been noted by the relevant insurers.
e)	The Agent will, for the account of the Borrower, take out a Mortgagee’s Interest Insurance and a Mortgagees’ Interest Insurance Additional Perils Insurance (both covering one hundred and ten per cent (110.00%) of the Loan) relevant to the Vessel.
f)	If any of the Insurances referred to in litra a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.
g)	The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.
h) The Borrower will not make any material change to the Insurances described under litra a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).

22.2 Classification and repairs
The Borrower shall keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:
a)	so as to maintain its class at the highest level with Lloyd’s Register of Shipping or another classification society approved by the Agent, free of overdue recommendations and qualifications; and

b)	so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time.

22.3	Notification of certain events
The Borrower shall, and shall ensure that the Bareboat Charterer shall, immediately notify the Agent of:
a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 1,000,000 (or the equivalent in any other currency);

b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

c)	any exercise or, to the extent the Borrower has knowledge thereof, purported exercise of any arrest or lien on the Vessel, its Earnings or the Insurances;

d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower, the Technical Manager (if any), the Bareboat Charterer or otherwise in connection with the Vessel.
22.4	Operation of the Vessel
a)	The Borrower shall comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of the Borrower and shall not employ the Vessel nor allow its employment:
(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.
Without limitation to the generality of this Clause 22.4, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

b)	The Vessel shall be employed under the Bareboat Charterparty and, except as contemplated under the Operating Agreement, the Borrower shall not, without the prior written consent of the Agent (on behalf of the Majority Lenders), neither terminate, cancel, make any [material] amendments or supplements to the Bareboat Charterparty nor assign the Bareboat Charterparty to any of the person (save for the Bareboat Charterparty Assignment).

22.5	ISM Code compliance
The Borrower will:
a)	procure that the Vessel remains subject to a SMS for the duration of the Loan;
b)	procure that a valid and current SMC is maintained for the Vessel for the duration of the Loan;
c)	procure that the Technical Manager (if any) or Bareboat Charterer maintains a valid and current DOC for the duration of the Loan;
d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the Technical Manager (if any) or the Bareboat Charterer; and
e)	immediately notify the Agent in writing of any “accident” or “major non-conformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.
22.6	Inspections, on site reports and class records
a)	Prior to the Delivery Date, the Borrower shall provide the Agent with on site reports at times requested by the Agent and in a form acceptable to the Agent (acting reasonably), and shall permit, and shall procure that the Yard shall permit one or more persons appointed by the Agent to inspect the Vessel on site for the reasonable account of the Borrower upon the Agent giving reasonable prior notice.
b)	From and including the Delivery Date but prior to the commencement of the Additional Conversion, the Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessel once a year for the reasonable account of the Borrower upon the Agent giving prior reasonable written notice.
c)	Following the completion of the Additional Conversion, the Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessel visually once a year (provided that the Vessel is employed under the Bareboat Charter, is in class and insured in accordance with Clause 22.1 (Insurances)) and a full physical inspection when the Vessel is in drydock or in port, for the reasonable account of the Borrower upon the Agent giving reasonable prior written notice to the Borrower and always to be conducted in a manner not to interfere with the operative production of the Vessel.
d)	The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.
22.7	Surveys
The Borrower shall submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

22.8	Arrest
The Borrower shall or shall procure that the Bareboat Charterer shall, promptly pay and discharge:
a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel and its equipment (including the FPU Equipment), the Earnings or the Insurances;
b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, the Earnings or the Insurances; and

c)	all other outgoings whatsoever in respect of the Vessel, the Earnings and the Insurances, and forthwith upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall or shall procure that the Bareboat Charterer shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.
22.9	Total Loss
In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of one hundred and twenty (120) days after the Total Loss Date (or sixty (60) days in the event of a requisition for hire), obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be applied in prepayment of the Loan in accordance with Clause 7.1 (Mandatory prepayment — Total Loss or sale).
22.10	Flag, name and registry
The Borrower shall not, without the prior written consent of the Agent (on behalf of the Lenders), such consent not to be unreasonably withheld, change the flag, name or Ship Registry of the Vessel.
22.11	Additional Conversion
Notwithstanding this Clause 22, the Lenders agree that the Bareboat Charterer may complete the Additional Conversion without the prior consent of the Lenders or the Agent, provided that (i) the Intercreditor Agreement is in full force and effect and (ii) the Bareboat Charterer gives the Agent twenty (20) Business Days prior written notice that the Vessel is to be delivered to the shipyard where the Additional Conversion is to take place.
22.12	Subsidiaries
The Borrower shall not incorporate or acquire any subsidiaries for the duration of the Security Period.
23	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 23 is an Event of Default.
23.1	Non-payment
The Borrower does not pay on the due date any amount payable to a Finance Party pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

b)	payment is made within three (3) Business Days of its due date.
23.2	Financial covenants
Any requirement in Clause 20 (Financial covenants) is not satisfied.
23.3	Other obligations
a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).
b)	No Event of Default under litra a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply. The remedy period as set out in this Clause 23.3 b) shall not apply to any Event of Default under Clause 22.1. (Insurances) and 22.10 (Flag, name and registry).
23.4	Misrepresentations
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
23.5	Cross default
a)	Any Financial Indebtedness of the Borrower and/or the Bareboat Charterer and/or the Bareboat Charterer’s subsidiaries (as the case may be) is not paid when due nor within any originally applicable grace period or have not been waived, or the Bareboat Charterer is not in compliance with its financial covenants under any of its Financial Indebtedness (however taking into consideration waiver(s) provided to the Bareboat Charterer from its financiers with regard to a breach of such financial covenants);

b)	any Financial Indebtedness of the Borrower and/or the Bareboat Charterer and/or the Bareboat Charterer’s subsidiaries (as the case may be) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

c)	any commitment for any Financial Indebtedness of the Borrower and/or the Bareboat Charterer and/or the Bareboat Charterer’s subsidiaries (as the case may be) is cancelled or suspended by a creditor of the Borrower and/or the Bareboat Charterer and/or the Bareboat Charterer’s subsidiaries (as the case may be) as a result of an event of default (however described).

d)	any creditor of the Borrower and/or the Bareboat Charterer and/or the Bareboat Charterer’s subsidiaries (as the case may be) entitled to declare any Financial Indebtedness of the Borrower and/or the Bareboat Charterer and/or Bareboat Charterer’s subsidiaries (as the case may be) due and payable prior to its specified maturity as a result of an event of default (however described), in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d), in respect of the Borrower is USD 1,000,000 (or its equivalent in other currencies) or more, and in respect of the Bareboat Charterer together with its subsidiaries, is USD 20,000,000 (or its equivalent in other currencies) or more.

23.6	Insolvency
a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness of the Borrower.

23.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of the Borrower;

b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Borrower; or

d)	enforcement of any Security Interest over any assets of the Borrower [that is not bonded within ten (10) Business Days].

23.8	Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of USD 500,000.
23.9	Unlawfulness
It is or becomes unlawful or impossible for the Borrower or any of the parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents.
23.10	Material adverse change
Any event or series of events occur which, in the opinion of the Agent (on behalf of the Lenders), might have a Material Adverse Effect on the Borrower.
23.11	Permits
Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, terminated or modified having a Material Adverse Effect on the Borrower.
23.12	Litigation
There is current or pending any claims, litigation, arbitration or administrative proceedings before any court, arbitral body or agency against the Borrower which might, if adversely determined, have a Material Adverse Effect on the Borrower.

23.13	Acceleration
Upon the occurrence of an Event of Default and the expiry of the applicable remedy period without remedy and any time thereafter for as long as such Event of Default is continuing, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:
a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
b)	declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or
c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or
d)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.
24	CHANGES TO THE PARTIES

24.1	Assignment by the Borrower
24.1.1	No Assignment by the Borrower
a)	The Borrower may not assign, transfer, novate, dispose or have assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.
24.2	Assignments and transfers by the Lenders
a)	A Lender (the “Existing Lender”) may, upon prior written consent of the Borrower (such consent is not required in case an Event of Default has occurred and is continuing), at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
b)	A Lender may at any time transfer a participation to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.
24.3	Limitations of responsibility of Existing Lenders
24.3.1	Borrower’s performance, etc
Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:
a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
b)	the financial condition of the Borrower;
c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.
24.3.2	New Lender’s own credit appraisal, etc
Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
24.3.3	Re-transfer to an Existing Lender, etc
Nothing in any Finance Document obliges an Existing Lender to:
a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or
b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
24.4	Procedure for transfer
Any Transfer shall be effected as follows:
a)	the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;
b)	subject to Clause 24.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonable possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and
c)	subject to Clause 24.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.
24.5	Effects of the Transfer
On the Transfer Date:
a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);
b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

c)	the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

d)	the New Lender shall become a Party as a “Lender”.
24.6	Further assurances
The Borrower undertakes to procure that in relation to any Transfer, the Borrower shall (at its own cost provided that an Event of Default has occurred at such time) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.
24.7	Disclosure of information
Any Lender may disclose:
a)	to any of its affiliates and a potential assignee;
b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

c)	to whom, to the extent that, information is required to be discloses by any applicable law, such information about the Borrower and the Finance Documents as that Lender shall consider appropriate, provided that such disclosure shall be subject to the prior written approval by the Borrower and the signing by such potential assignee of a separate confidentiality agreement prior to the disclosure of any such information, if such potential assignee is not an affiliate of any of the Lenders.
25	ROLE OF THE AGENT AND THE ARRANGER
25.1	Appointment and authorisation of the Agent
a)	Each other Finance Party and the Swap Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.
b)	Each other Finance Party and the Swap Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Duties of the Agent
The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:
a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;
c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and
d)	from it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 23 (Events of Default).
25.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.4	Relationship
The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.
25.5	Business with the Borrower
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
25.6	Rights and discretions of the Agent
a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Majority Lenders) that:
(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Lenders have not been exercised.
c)	The Agent may engage, pay for and rely on the advise or services of any lawyers, accountants, surveyors or other experts.
d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.
25.7	Majority Lenders’ instructions
a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.
b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.8	Responsibility for documentation
Neither the Agent nor the Arranger:
a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person in or in connection with any Finance Document; or
b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.
25.9	Exclusion of liability
a)	Without limiting litra b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause.
c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
25.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
25.11	Resignation of the Agent
a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.
b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
c)	If the Majority Lenders have not appointed a successor Agent in accordance with litra b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.
d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.
f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with litra b) above. In this event, the Agent shall resign in accordance with litra b) above.
25.12	Confidentiality
a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):
a)	the financial condition, status and nature of the Borrower;
b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.14	Conduct of business of the Finance Parties
No provision of this Agreement will:
a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or
c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26	SHARING AMONG THE FINANCE PARTIES
26.1	Payment to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).
26.3	Recovering Finance Party’s rights
a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under litra a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
26.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
26.5	Exceptions
a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.
b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:
(i)	it notified that other Finance Party of the legal proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27	PAYMENT MECHANICS
27.1	Payments to the Agent
All payments by the Borrower or a Lender under the Finance Documents shall be made:
a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Lender for this purpose; and
b)	for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
27.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.
27.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.
27.4	Clawback
a)	Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.
b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
27.5	Partial payments
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;
b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;
c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.6	Application following an Event of Default
On either (i) the completion of a sale of the Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of the Vessel (as the case may be), such monies shall be applied in the following order:
a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;
b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured on the Vessel;
c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents; and

d)	fourthly, the balance, if any to the Borrower or to its order.
27.7	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.8	Payment on non-Business Days
a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.9	Currency of account
The Borrower shall pay:
a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and
b)	all payments of Costs and Taxes in the currency in which the same were incurred.
28	SET-OFF
A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligations owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
29	NOTICES
29.1	Communication in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter. Any such notice or communication addressed as provided in Clause 29.2 (Addresses) will be deemed to be given or made as follows:
a)	if by letter, when delivered at the address of the relevant Party;
b)	if by fax, when received.
However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.
29.2	Addresses
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address, fax number or e-mail address of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	Nordea Bank Norge ASA
Middelthunsgate 17, N-0368 Oslo, Norway
P.O. Box 1166 Sentrum, N-0107 Oslo, Norway
Att: Shipping, Offshore and Oil Services
Fax No: +47 22 48 66 68
E-mail: oddbjorn.warpe@nordea.com

If to the Borrower:	Kommandor LLC
400 N. Sam Houston Parkway East, Suite 400
Houston, Texas 77060
USA
Fax No: +1 281 618 0505
E-mail: cbuster@helixesg.com

With a copy to:

Kromann Reumert
Sundkrogsgade 5
DK-2100 København Ø
Denmark
Fax No: + 45 70 12 13 11
E-mail: jbe@kromannreumert.com
or any substitute address and/or fax number and/ro e-mail address and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
29.3	Communication with the Borrower
All communication from or to the Borrower shall be sent through the Agent.
29.4	Language
Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
30	CALCULATIONS
All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days.
31	MISCELLANEOUS
31.1	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.
31.2	Remedies and waivers
No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
31.3	Amendments and waivers
31.3.1	Required consents
a)	Subject to Clause 31.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Borrower and any such amendment will be binding on all Parties.
b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
31.3.2	Exceptions
An amendment to or waiver that has the effect of changing or which relates to:
a)	The definition of “Majority Lenders”;

b)	an extension of the date of any payment of any amount under the Finance Documents;

c)	a reduction in Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

d)	an increase in or extension of any Commitment;

e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

f)	a proposed substitution or replacement of the Borrower; or

g)	a change of Clauses 2.2 (Finance parties’ rights and obligations), 17 (Security), 22.1 (Insurance), 24 (Changes to the Parties) and this Clause 31,

shall not be made without the prior written consent of all the Lenders.
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.
31.4	Disclosure of information and confidentiality
Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:
a)	is publicised by a Party as required by applicable laws and regulations;
b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or
c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to the such Party on a non-confidential basis prior to the disclosure thereof.
31.5	Conflicting provisions
In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail.
32	GOVERNING LAW AND ENFORCEMENT
32.1	Governing law
This Agreement shall be governed by Norwegian law.
32.2	Jurisdiction
a)	For the benefit of each Finance Party, the Borrower agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).
b)	Nothing in this Clause 32.2 shall limit the right of the Finance Parties to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
32.3	Service of process
Without prejudice to any other mode of service, the Borrower:
a)	irrevocably appoints Marinelaw AS of Olav Kyrresgt. 11, P.O. Box 1233, N-5811 Bergen, Norway (att.: Mona Hausvik) as its agent for service of process relating to any proceedings before Norwegian courts in connection with the Finance Documents to which it is a party; and
b)	agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned.
* * *

SCHEDULE 1
LENDERS AND COMMITMENTS

Lender:	Total Commitment:	Per cent:
Nordea Bank Norge ASA	USD 45,000,000	100.00 per cent
Total	USD 45,000,000	100.00 per cent

SCHEDULE 2
CONDITIONS PRECEDENT
PART I – AT SIGNING
1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:

a)	Certificate of Formation;

b)	Operating Agreement;

c)	Resolutions passed by the Managers of the Borrower evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and the registration the Mortgage; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents to which it is a party and any other documents necessary for the transactions contemplated by the Transaction Documents to which it is a party, on its behalf;
d)	Resolution by the members of the Borrower evidencing approval of the Finance Documents in accordance with Clause 3.8 of the Operating Agreement;

e)	Secretary’s Certificate; and

f)	Power of Attorney (notarised and legalised if requested by the Agent).
SCHEDULE 2
CONDITIONS PRECEDENT
PART II – AT DRAWDOW
1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:

a)	A Director’s Certificate stating inter alia that all corporate documents and resolutions provided to the Agent (on behalf of the Finance Parties and Swap Bank) at the time of signing of this Agreement remain in full force and effect and that no amendments, supplements or waives have been made thereto.

1.2	In respect of the Bareboat Charterer:

a)	Articles of Incorporation;

b)	Bylaws;

c)	Resolutions passed at a board meeting of the Bareboat Charterer evidencing:
(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to executed the Transaction Documents to which it is a party and any other documents necessary for the transactions contemplated by the Transaction Documents to which it is a party, on its behalf; and
d)	Power of Attorney.

2	AUTHORISATIONS
All approvals, authorisations and consents required by any government or other authorities for the Borrower and/or the Bareboat Charterer to enter into and perform their obligations under this Agreement and/or any of the Transaction Documents to which they are respective parties.
3	THE VESSEL
In respect of the Vessel:
a)	Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the Borrower in the Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the Loan be, executed and recorded with its intended first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel;
b)	An updated interim class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the class notation (at the relevant Drawdown Date): OI 100A(1), Floating Production Unit, Multipurpose Support Unit, OIWS, PC LI LMC, UMS, DP(AA), PCR in accordance with Clause 22.2 (Classification and repairs), free of extensions and overdue recommendations;
c)	Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 22.1 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties and the Swap Bank) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;
d)	The SMC;

e)	The DOC;

f)	The ISPS Code Certificate; and

g)	The Builder’s Certificate (related to the conversion) from the Yard.

4	FINANCE DOCUMENTS

a)	The Agreement;

b)	The Assignment Agreement;

c)	Notice of Assignment of Earnings and the Bareboat Charterer’s acknowledgement thereof;

d)	Notice of Assignment of Insurances and the insurers’ acknowledgement thereof;

e)	The Bareboat Charterparty Assignment;

f)	Notice of Assignment of the Bareboat Charterparty and the Bareboat Charterer’s acknowledgment thereof;

g)	The Mortgage (including the deed of covenants (if applicable));

h)	The Account Pledge;

i)	The Share Pledge (and any documents related thereto);

j)	The Intercreditor Agreement; and

k)	The Bareboat Charterer Undertaking.

5	TRANSACTION DOCUMENTS

a)	The Technical Management Agreement (if any);

b)	the Conversion Contract;

c)	the Bareboat Charterparty;

d)	the Subordinated Loan Agreement;

e)	the Operating Agreement;

f)	the Bareboat Charterer Share Pledge;

g)	the UCCI Charge;

h)	the Second Mortgage; and

i)	the Swap Agreement.

6	MISCELLANEOUS

a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;
b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the Drawdown Date, have or will be paid on its due date;
c)	Evidence of all of the Bareboat Charterer’s external Financial Indebtedness including documentation of all financial covenants thereto;
d)	Evidence that the Borrower has been capitalized with a minimum of USD 30,000,000 in equity contributions and pre-delivery financing in the form of (i) the subordinated loan under the Subordinated Loan Agreement and (i) the Bareboat Facility;
e)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants set out in Clause 20.1 (Free Cash);
f)	The effective interest letter; and
g)	Any other documents as reasonably requested by the Agent.

7	LEGAL OPINIONS
a)	A legal opinion from Higgs & Johnson relating to Bahamas law issues;

b)	A legal opinion from legal counsel acceptable to the Agent relating to Delaware law issues;

c)	A legal opinion from legal counsel acceptable to the Agent relating to English law issues;

d)	A legal opinion from Thommessen Krefting Greve Lund AS relating to Norwegian law issues; and

e)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

SCHEDULE 3
FORM OF DRAWDOWN NOTICE

To:	Nordea Bank Norge, as Agent

From:	Kommandor LLC

Date:	[•]
KOMMANDOR LLC – USD 45,000,000 TERM LOAN AGREEMENT DATED 13 JUNE 2007 (THE “AGREEMENT”)
We refer to Clause 5.1 (Delivery of the Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.
a)	You are hereby irrevocably notified that we wish to make the following drawdown of the Loan:

Proposed Drawdown Date:	[ ]

Principal Amount:	[ ]

Interest Period:	[ ]
b)	The proceeds of the Loan shall be credited to [•] [insert name and number of account].
c)	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement deemed to be repeated on the date hereof is true and correct; and (iii) no event or circumstance has occurred and is continuing which constitutes or would constitute an Event of Default with the passage of time.
Yours sincerely
for and on behalf of
Kommandor LLC
By:
Name:
Title: [authorised officer]

SCHEDULE 4
FORM OF SELECTION NOTICE

To:	Nordea Bank Norge ASA, as Agent

From:	Kommandor LLC

Date:	[•]
KOMMANDOR LLC – USD 45,000,000 TERM LOAN AGREEMENT DATED 13 JUNE 2007 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.
a)	We refer to the amount outstanding under the Loan with an Interest Period ending on [•].
b)	We request that the next Interest Period for the Loan is [•].
This Selection Notice is irrevocable.
Yours sincerely
for and on behalf of
Kommandor LLC
By:
Name:
Title:

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	Nordea Bank Norge ASA, as Agent

From:	Kommandor LLC

Date:	[•] [To be delivered no later than [one hundred and fifty (150)]/ninety (90) days after each reporting date]
KOMMANDOR LLC – USD 45,000,000 TERM LOAN AGREEMENT DATED 13 JUNE 2007 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate. With reference to Clauses 19.2 (Compliance certificate) and 20.1 (Free Cash Balance) of the Agreement, we confirm that as at [•] [insert relevant reporting date]:
a)	Free Cash. The Free Cash was USD [•].

The Borrower shall at all times ensure that it has Free Cash of at least USD 250,000. The covenant set out in Clause 20.1 (Minimum cash balance) is thus [not] satisfied.

b)	We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement deemed to be repeated on the date hereof is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or would constitute and Event of Default with the passage of time.
Yours sincerely
for and on behalf of
Kommandor LLC
By:
Name:
Title:

SCHEDULE 6
FORM OF
TRANSFER CERTIFICATE

To:	Nordea Bank Norge ASA, as Agent

From:	[•] (the ”Existing Lender” and [•] (the ”New Lender”)

Date:	[•]
KOMMANDOR LLC – USD 45,000,000 TERM LOAN AGREEMENT DATED 13 JUNE 2007 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
With reference to Clause 24 (Changes to the Parties):
a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] per cent of the Total Commitments.

b)	The Existing Lender hereby transfers to the New Lender [ ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 24 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

c)	The proposed Transfer Date is [ ], as from which date the Transfer of such portion of the Total Commitments shall take full legal effect.
d)	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 24.3 (Limitations of responsibility of Existing Lenders) of the Agreement.
e)	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.
f)	The address, fax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.
g)	This Transfer Certificate is governed by Norwegian law, with Oslo City Court (Oslo tingrett) as legal venue.

The Schedule
Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Total Commitments of Existing Lender:	USD [ ]

IV	Aggregate amount transferred:	USD [ ]

V	Total Commitments of New Lender:	USD [ ]

VI	Transfer Date:	[ ]
Administrative Details / Payment Instructions of New Lender
Notices to New Lender:
[     ]
[     ]
Att: [     ]
Fax no: + [     ]
[Insert relevant office address, fax number and attention details for notices and payments to the New Lender.]
Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[•]	[•]

By:	By:
Name:	Name:
Title:	Title:
This Transfer Certificate is accepted and agreed by the Agent and the Borrower and the Transfer Date is confirmed as [   ].

Agent:	Borrower:
Nordea Bank Norge ASA	Kommandor LLC

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 7
FORM OF ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made on [ ] between:
(1)	Kommandor LLC of [•], as borrower (the “Borrower”); and
(2)	Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110 as agent on behalf of the Finance Parties and the Swap Bank (each as defined in the Agreement as referred to below) (the “Agent”).
Background:
(A)	Pursuant to the terms and conditions of a term loan agreement dated 13 June 2007 (as the same may be amended, supplemented and restated from time to time, the “Agreement”) between the Borrower as borrower, the banks and financial institutions listed in schedule 1 thereto as lenders (the “Lenders”) and Nordea Bank Norge ASA as agent for the Lenders (the “Agent”), the Lenders have agreed to make available to the Borrower a term loan facility in the aggregate amount of up to USD 45,000,000 (the “Loan”); and
(B)	it is a condition precedent to the Lenders making the Loan available to the Borrower that the Borrower executes and delivers, inter alia, this Assignment Agreement and grants the Security Interests set out herein as security for its obligations towards the Finance Parties under the Agreement.
NOW THEREFORE:
1	INTERPRETATION

1.1	Definitions
In this Assignment Agreement, including the preamble hereto (unless the context otherwise requires), any term or expression defined in the preamble shall have the meanings ascribed to it therein. In addition, terms and expressions not defined herein but whose meanings are defined in the Agreement shall have the meanings set out therein.
1.2	Construction
In this Assignment Agreement, unless the context otherwise requires:
a)	reference to Clauses or Appendices are to be construed as references to clauses or appendices of this Assignment Agreement unless otherwise stated;
b)	references to (or to any specified provision of) this Assignment Agreement or any other document shall be construed as references to this Assignment Agreement, that provision or that document as from time to time amended; and
c)	words importing the plural shall include the singular and vice versa.

2	ASSIGNMENT OF EARNINGS AND INSURANCES
2.1	Assignment
To secure the payment and the discharge of the Borrower’s obligations under the Agreement and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Agreement, the Borrower hereby assigns to the Agent (on behalf of the Finance Parties and the Swap Bank) with first priority:
a)	the Earnings; and
b)	the Insurances.
Subject to no Event of Default having occurred and which is continuing (unremedied and unwaived), any insurance proceeds received by the Agent resulting from a casualty (other than a Total Loss) in excess of USD 1,000,000 per incident shall be released to the Borrower for application against the repaid and/or replacement of the casualty causing the insurance payment. Upon completion, such repairs and/or replacements shall be verified by an independent surveyor in writing to the Agent.
2.2	Notice and acknowledgement, etc.
a)	The Borrower undertakes promptly to give notice of the assignment of the Earnings to the Bareboat Charterer and any other third party from which any of the Earnings or amounts may become payable substantially in the form set out in Appendix 1A hereto and procure that any recipient of such notice acknowledges receipt of the notice as set out therein substantially in the form set out in Appendix 1B.
b)	In the event that the Insurances, or any one of them, have been taken out on conditions other than the Norwegian Marine Insurance Plan of 1996, version 2003 (as amended from time to time) (the “Plan”), to give all the relevant insurers notice substantially in the form of Appendix 2(A) hereto, and procure that the said insurers acknowledge receipt of such notice in the form of Appendix 2(B) hereto or give such other form of notice and procure such other form of acknowledgement as the Agent shall require in writing to the Borrower and/or the Bareboat Charterer; and
c)	In the event that the Insurances, or any one of them, have been taken out according to the Plan, to procure written statements from all the relevant insurers and/or approved brokers confirming that the Agent (on behalf of the Finance Parties and the Swap Bank) has been duly registered as co-insured first priority mortgagee on all such insurance policies taken out for the Vessel and that notice according to the Plan has been duly received by all the relevant insurers.
2.3	Loss Payable
Claims related to the Insurances in respect of an actual or constructive or agreed or arranged or compromised total loss or requisition for title or other compulsory acquisition of the Vessel and claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be payable to the Agent. Subject thereto all other claims, unless and until the insurers have received notice from the Agent of an Event of Default which is unremedied under the Agreement in which event all claims shall be payable directly to the Agent up to the Lenders’ mortgage interest, shall be released directly for the repair, salvage or other charges involved or to the Borrower as reimbursement if it has fully repaired the damage and paid all of the salvage or other charges or otherwise in respect of Borrower’s actual costs in connection with repair, salvage and/or other charges. Any amounts paid to the Borrower directly shall be paid to the Earnings Account.
3	PERFECTION
The Borrower agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent (on behalf of the Finance Parties and the Swap Bank) may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/or perfect the Security Interest created by this Assignment Agreement and the rights and powers herein granted.
4	ASSIGNMENT
The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 24 (Changes to the Parties) of the Agreement.
5	NO FURTHER ASSIGNMENT OR PLEDGE
The Borrower shall not, unless prior written consent has been obtained from the Agent, be entitled to further assign or pledge the Earnings and the Insurances.
6	ADDITIONAL AND CONTINUING SECURITY
The Security Interest contemplated by this Assignment Agreement shall be in addition to any other Security Interest granted in accordance with the Agreement, and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Agreement.
7	NOTICES
Any notice, demand or other communication to be made or delivered by any party pursuant to this Assignment Agreement shall (unless the addressee has by five (5) Business Days’ written notice to that party specified another address) be made or delivered as set out in Clause 29 (Notices) of the Agreement.
8	GOVERNING LAW – JURISDICTION
a)	This Assignment Agreement shall be governed by and construed in accordance with the laws of Norway.
b)	The Borrower and the Finance Parties accept Oslo City Court (Oslo tingrett) as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of the Finance Parties and the Swap Bank) to enforce any of the Finance Documents against the Vessel or other assets of the Borrower wherever they may be found.

Borrower:	Agent:
Kommandor LLC	Nordea Bank Norge ASA

By:	By:
Name:	Name:
Title:	Title:
[•], ___2007
We, Helix Energy Solutions Corp., Inc., being the bareboat charterer of the Vessel and being responsible for insuring the Vessel as per the Bareboat Charterparty, hereby confirm that we have full knowledge of the assignment of insurances as set out in this Assignment of Insurances and that we will notify any insurers of the Vessel of such assignment.
Helix Energy Solutions Corp., Inc.
By:
Name:
Title:

Appendix 1(A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Earnings)
To: Helix Energy Solutions Corp, Inc
M/V “HELIX PRODUCER 1”
We refer to the bareboat charter party dated [•], (the “Bareboat Charterparty”) made between you and us, whereby we agreed to let and you agreed to take on bareboat charter for the period and upon the terms and conditions therein mentioned M/V “Helix Producer 1” (the “Vessel”).
We hereby give you notice that:
a)	by an agreement dated [ ] 2007 (as the same may be amended, supplemented or restated from time to time, the “Assignment Agreement”) made between us and Nordea Bank Norge, Middelthunsgate 17, N-0368 Oslo, Norway, acting as agent on behalf of certain other banks (the “Agent”), related to a loan agreement dated [•] (as the same may be amended, supplemented or restated from time to time, the “Agreement”), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent all our rights, title and interest, present and future, to all payments to be made to us under the Bareboat Charterparty, including in respect of any breach by you thereunder;
b)	you are herby irrevocably authorised and instructed to make all payments under the Bareboat Charterparty to our USD account with Nordea Bank Finland Plc, New York Branch account no 6004.04.43099 (free of any set-off or other deduction) until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct; and
c)	the Agreement includes provisions that no amendments, termination or cancellation shall be made to the Bareboat Charterparty (nor shall you be released from any of your obligations thereunder without the prior written consent of the Agent) and that we shall remain liable to perform all our obligations under the Bareboat Charterparty and that the Agent shall be under no obligations of any kind whatsoever in respect thereof.
The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.
[Place and date:] [•], [•]
Yours sincerely
for and on behalf of
Kommandor LLC
By:
Name:
Title: [authorised officer]

Appendix 1(B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Earnings)

To:	Nordea Bank Norge ASA
N-0368 Oslo, Norway
Att: Shipping, Offshore and Oil Services
Fax No: +47 22 48 66 68
MV “HELIX PRODUCER 1”
We acknowledge receipt of the above Notice of Assignment dated [•] from Kommandor LLC. Terms used herein shall have the same meaning as defined therein.
We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of all or any part of the charter hire and any monies payable thereunder.
We further confirm that all written statements containing instructions or demanding actions or payments under the Bareboat Charterparty may until further notice from the Agent to the contrary be made by Kommandor LLC and after such notice these instructions shall be given or demands shall be made by the Agent.
This acknowledgement and confirmation shall be governed by Norwegian law.
Place and date: [•]

Yours sincerely
for and on behalf of
HELIX ENERGY SOLUTIONS CORP, INC

By:
Name:
Title: [authorised officer]

Appendix 2(A)
FORM OF NOTICE OF ASSIGNMENT
(Assignment of Insurances)
To: The Insurers
M/V “HELIX PRODUCER 1”
Kommandor LLC as owner (the “Owner”) of M/V “[   ]” (the “Vessel”) hereby gives you notice that all payments due to any of us from you in respect of the Vessel have been (by way of security) assigned to Nordea Bank Norge ASA, Middelthunsgate 17, N-0368 Oslo, Norway, as Agent for certain other banks (the “Mortgagee”) according to an Assignment of Insurances dated [   ] 2007 (as amended, supplemented or restated from time to time, the “Assignment Agreement”) related to a loan agreement dated [ • ] (as amended, supplemented or restated from time to time, the “Agreement”), and that all payments due to us under our policy(-ies) with yourselves must be made in accordance with the instruction, from time to time, of the Mortgagee.
Please note that all claims related to the insurances in respect of claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be payable to the Mortgagee and be applied by the Mortgagee in accordance with the terms of the Agreement. Subject thereto all other claims, unless and until the insurers have received notice from the Mortgagee of a default which is unremedied under the Agreement in which event all claims shall be payable directly to the Mortgagee up to its mortgage interest, shall be released directly for the repair or other charges involved or to the Owner as reimbursement if any of them has fully repaired the damage and paid all of the charges or otherwise in respect of the Owner’s actual costs in connection with repair and/or other charges. Any amounts paid to the Owner directly shall be paid to USD account no 6004.04.43099 with Nordea Bank Finland Plc, New York Branch.
Please note that this instruction may not be varied except with the prior written consent of the Mortgagee.
Please confirm your acknowledgement of the terms of this notice by completing the Acknowledgement attached hereto. Please return the signed and dated Acknowledgement to the Mortgagee at the address set out above.
Place and date: [•], [•]
Owner:

Kommandor LLC	Helix Energy Solutions Corp., Inc.

By:	By:
Name:	Name:
Title: [authorised officer]	Title:

Appendix 2(B)
FORM OF ACKNOWLEDGEMENT
(Assignment of Insurances)

To:	Nordea Bank Norge ASA
Middelthunsgate 17
N-0368 Oslo, Norway
Att: Shipping, Offshore and Oil Services
Fax No: +47 22 48 66 68
MV “HELIX PRODUCER 1”
We hereby acknowledge receipt of a Notice of Assignment (the “Notice”) from Kommandor LLC (the “Owner”) dated [•] related to MV “Helix Producer 1” (the “Vessel”).
We have duly noted and do accept that our payments due to the Owner under the insurance policy(-ies) taken out for the Vessel as an Owners’ Entry pursuant to our rules, shall be made in accordance with the instructions set out in the Notice, including the Loss Payable clause therein, and payment due to the mortgagees will be made to such account as from time to time instructed by Nordea Bank Norge ASA, Middelthunsgate 17, N-0368 Oslo, Norway, which bank has been duly noted by ourselves as the first priority mortgagee of the said Vessel on its own behalf and on behalf of certain other banks as agent therefore.
Further, we will give the Mortgagee notice in case of any variation, termination or cancellation of the insurances and any non-payment of any insurance premium. We will give the Mortgagee fourteen (14) Business Days to remedy such an event.
Place and date: [•]
Yours sincerely
for and on behalf of
[INSURERS]
By:
Name:
Title: [authorised officer]

SIGNATORIES
Borrower:
Kommandor LLC

By:	/s/ Bart H. Herjermans

Name: Bart H. Heijermans Title: President
Lenders:
Nordea Bank Norge ASA

By:	/s/ Siri Wennevik

Name: Siri Wennevik Title: Attorney-in-Fact
Agent:
Nordea Bank Norge ASA

By:	/s/ Siri Wennevik

Name: Siri Wennevik Title: Attorney-in-Fact
Arranger:
Nordea Bank Norge ASA

By:	/s/ Siri Wennevik

Name: Siri Wennevik Title: Attorney-in-Fact